ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED August 30, 2022 AND

THE PROSPECTUS DATED september 7, 2021)

REGISTRATION NO. 333-259379

September 2, 2022

Aflac incorporated

¥33,400,000,000 1.075% SENIOR NOTES DUE 2029

¥21,100,000,000 1.320% SENIOR NOTES DUE 2032

¥6,500,000,000 1.594% SENIOR NOTES DUE 2037

¥12,000,000,000 2.144% SENIOR NOTES DUE 2052

final term sheet

Dated September 2, 2022

Issuer:	Aflac Incorporated
Securities:	1.075% Senior Notes due 2029 (the “2029 Notes”) 1.320% Senior Notes due 2032 (the “2032 Notes”) 1.594% Senior Notes due 2037 (the “2037 Notes”) 2.144% Senior Notes due 2052 (the “2052 Notes”)
Ratings (Moody’s / S&P / R&I)*:	A3 (stable) / A- (stable) / A+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	September 2, 2022
Settlement Date (T+8)**:	September 14, 2022
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.
Passive Book-Running Managers:	Goldman Sachs & Co. LLC, Wells Fargo Securities, LLC
Co-Managers:	Academy Securities, Inc., BNY Mellon Capital Markets, LLC, CastleOak Securities, L.P., Credit Suisse International, Drexel Hamilton, LLC, J.P. Morgan Securities plc, Merrill Lynch International, PNC Capital Markets LLC, Telsey Advisory Group LLC
Principal Amount:	¥33,400,000,000 (2029 Notes) ¥21,100,000,000 (2032 Notes) ¥6,500,000,000 (2037 Notes) ¥12,000,000,000 (2052 Notes)
Underwriting Discount:	0.400% (2029 Notes) 0.450% (2032 Notes) 0.600% (2037 Notes) 0.800% (2052 Notes)

Maturity Date:	September 14, 2029 (2029 Notes) December 14, 2032 (2032 Notes) September 14, 2037 (2037 Notes) September 13, 2052 (2052 Notes)
Coupon:	1.075% (2029 Notes) 1.320% (2032 Notes) 1.594% (2037 Notes) 2.144% (2052 Notes)
Reference Rate

0.275% (equivalent to 7-year Swap Mid Rate on Bloomberg “GDCO 44051” rounded up to three decimal places) (2029 Notes)

0.420% (equivalent to 10.25-year interpolated rate using 10-year and 11-year Swap Mid Rates on Bloomberg “GDCO 44051”, rounded up to three decimal places) (2032 Notes)

0.644% (equivalent to 15-year Swap Mid Rate on Bloomberg “GDCO 44051” rounded up to three decimal places) (2037 Notes)

1.044% (equivalent to 30-year Swap Mid Rate on Bloomberg “GDCO 44051” rounded up to three decimal places) (2052 Notes)

Spread to Reference Rate	+ 80 bps (2029 Notes) + 90 bps (2032 Notes) + 95 bps (2037 Notes) + 110 bps (2052 Notes)
Yield to Maturity:	1.075% (2029 Notes) 1.320% (2032 Notes) 1.594% (2037 Notes) 2.144% (2052 Notes)
Public Offering Price:	100.0% of principal amount (2029 Notes, 2032 Notes, 2037 Notes, 2052 Notes)
Proceeds, Before Expenses:	¥72,636,450,000
Interest Payment Dates:

Semi-annually in arrears on March 14 and September 14, commencing on March 14, 2023 for the 2029 Notes

Semi-annually in arrears on March 14 and September 14, commencing on March 14, 2023 for the 2032 Notes, except that the final interest payment date in 2032 shall be the maturity date

Semi-annually in arrears on March 14 and September 14, commencing on March 14, 2023 for the 2037 Notes

Semi-annually in arrears on March 14 and September 14, commencing on March 14, 2023 for the 2052 Notes, except that the final interest payment date in 2052 shall be the maturity date

Par Call:	On or after June 14, 2029 (2029 Notes) On or after June 14, 2032 (2032 Notes) On or after March 14, 2037 (2037 Notes)
Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:	001055BS0 / XS2528851707 / 252885170 (2029 Notes) 001055BT8 / XS2528851889 / 252885188 (2032 Notes) 001055BU5 / XS2528852184 / 252885218 (2037 Notes) 001055BW1 / XS2528852341 / 252885234 (2052 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about September 14, 2022, which is the eighth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+8”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before September 14, 2022 will be required, by virtue of the fact that the notes initially will settle T+8, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA or the United Kingdom.

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